UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2021

AssetMark Financial Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38980	30-0774039
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1655 Grant Street, 10th Floor Concord, California	94520
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 521-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	AMK	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e) - Employment Agreements with Natalie Wolfsen (Chief Executive Officer) and Michael Kim (President)

On April 26, 2021, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of AssetMark Financial Holdings, Inc. (the “Company”) approved, and the Company entered into, an employment agreement with each of Ms. Natalie Wolfsen and Mr. Michael Kim (collectively, the “Employment Agreements”). Ms. Wolfsen and Mr. Kim were appointed as the Company’s Chief Executive Officer and President, respectively, in March 2021. Each of the Employment Agreements is effective as of March 3, 2021.

The Employment Agreements have an initial term of three years and will automatically renew for successive one-year periods thereafter unless the executive or the Company provides written notice of non-renewal or enters into good-faith negotiations regarding renewing or entering into a new employment agreement, which notice or desire to commence negotiations must be provided at least 90 days prior to the end of the then-current term.

Under the terms of the Employment Agreements, Ms. Wolfsen and Mr. Kim’s initial base salaries are $500,000 and $450,000, respectively, subject to annual review and increase (but not decrease) by the Board. Each of Ms. Wolfsen and Mr. Kim is eligible for an annual incentive bonus award with a target of 150% of their base salary based on the achievement of performance objectives set by the Board. For fiscal year 2021, each of Ms. Wolfsen and Mr. Kim’s award under the Company’s annual incentive bonus program will be at least equal to their target bonus. In addition, Ms. Wolfsen and Mr. Kim will be reimbursed for their reasonable business expenses and will be eligible to receive benefits and other perquisites consistent with the Company’s policies.

Under the Employment Agreements, Ms. Wolfsen and Mr. Kim are entitled to participate in the Company’s equity incentive programs. Pursuant to her Employment Agreement, Ms. Wolfsen’s award under the Company’s equity incentive program for fiscal year 2021 will have a grant date fair value of $2.5 million. In addition, in consideration for her promotion to Chief Executive Officer and his promotion to President, the Company agreed to grant each of Ms. Wolfsen and Mr. Kim an award of restricted stock units with a grant date fair value of $1 million, which will vest 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date, subject to continued service through the applicable vesting date.

Pursuant to the Employment Agreements, upon Ms. Wolfsen or Mr. Kim’s termination due to death or disability, Ms. Wolfsen or Mr. Kim (or their estate or beneficiaries), as applicable, would be entitled to (i) a pro-rated bonus for the fiscal year of termination subject to the Company’s achievement of the applicable performance conditions and (ii) full vesting of the restricted shares issued to Ms. Wolfsen and Mr. Kim at the time of our IPO with respect to their profits interests in AssetMark Holdings LLC. In addition, upon a termination without cause or resignation for good reason, each of Ms. Wolfsen and Mr. Kim would be entitled to (i) a pro-rated bonus for the fiscal year of termination subject to the Company’s achievement of the applicable performance conditions, (ii) full vesting of the restricted shares issued to Ms. Wolfsen and Mr. Kim at the time of our IPO with respect to their profits interests in AssetMark Holdings LLC, (iii) continued payment of their base salary for a severance period of 24 months for Ms. Wolfsen and 18 months for Mr. Kim and (iv) a monthly payment equal to the monthly COBRA premium cost (on an after-tax basis) for up to 24 months for Ms. Wolfsen and 18 months for Mr. Kim, to the extent that they enroll in COBRA and do not become eligible for other health benefits.

The foregoing description of the Employment Agreements is not complete and is qualified in its entirety by reference to the full text of the Employment Agreements, copies of which is filed herewith as Exhibit 10.1 and 10.2 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Item 9.01(d) – Exhibits

Exhibit Number	Description of Exhibit
10.1	Employment Agreement by and between the AssetMark Financial Holdings, Inc. and Natalie Wolfsen
10.2	Employment Agreement by and between the AssetMark Financial Holdings, Inc. and Michael Kim
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AssetMark Financial Holdings, Inc.

Date: April 29, 2021	/s/ Natalie Wolfsen
Natalie Wolfsen Chief Executive Officer